Exhibit 99.1

SUPERVALU Reports Fourth Quarter and Fiscal 2011 Results

Provides Fiscal 2012 Guidance

MINNEAPOLIS--(BUSINESS WIRE)--April 14, 2011--SUPERVALU INC. (NYSE: SVU) today reported fourth quarter fiscal 2011 net sales of $8.7 billion and net earnings of $95 million, or $0.44 per diluted share. These results included charges related to previously announced store closures and employee-related costs ($47 million after-tax, or $0.22 per diluted share) and a non-cash intangible asset impairment charge ($18 million after-tax, or $0.09 per diluted share) which were offset by a gain on the sale of Total Logistic Control ($65 million after-tax, or $0.31 per diluted share).

“In the fourth quarter, our transformation initiatives helped us execute more effective promotions that contributed to stronger than anticipated results,” said Craig Herkert, SUPERVALU’s chief executive officer and president. “This provides us a foundation to continue to deliver upon our business transformation plan as we move into fiscal 2012.”

In the fourth quarter of fiscal 2010, net sales were $9.2 billion and net earnings were $97 million, or $0.46 per diluted share. When adjusted for $34 million, or $0.16 per diluted share, in net after-tax charges related to the closure of non-strategic stores announced in fiscal 2009, charges for retail market exits in Connecticut and Cincinnati, and fees received from the early termination of a supply agreement, fourth quarter fiscal 2010 net earnings were $131 million, or $0.62 per diluted share.

Fourth Quarter Results

Fourth quarter retail net sales were $6.7 billion compared to $7.2 billion last year. The change in net sales primarily reflects identical store sales of negative 5.0 percent, store closures, and market exits. Total retail square footage at the end of the fourth quarter of fiscal 2011 was approximately 63.9 million, a 1.7 percent decrease from the fourth quarter of fiscal 2010. Total retail square footage, excluding store closures and market exits, increased 1.7 percent over the fourth quarter of fiscal 2010.

Fourth quarter supply chain services net sales were $2.0 billion compared to $2.0 billion last year.

Retail food net sales in the fourth quarter of fiscal 2011 represented 77.3 percent of total net sales compared to 78.3 percent last year. Supply chain services net sales in the fourth quarter of fiscal 2011 represented 22.7 percent of total net sales compared to 21.7 percent last year.

Gross margin in the fourth quarter was $2.02 billion, or 23.3 percent of net sales, compared to $2.16 billion, or 23.4 percent of net sales last year.

Selling and administrative expenses in the fourth quarter were $1.77 billion, or 20.4 percent of net sales, compared to $1.87 billion, or 20.3 percent of net sales last year. Selling and administrative expenses in the fourth quarter included $53 million in pre-tax costs related to previously announced store closures and $22 million in pre-tax employee-related costs, partially offset by a $62 million pre-tax gain from the sale of Total Logistic Control. When adjusting for these net charges, selling and administrative expenses in the fourth quarter were $1.75 billion, or 20.2 percent of net sales. Selling and administrative expenses last year included $67 million in pre-tax costs related to the closure of non-strategic stores and charges for retail market exits in Connecticut and Cincinnati, partially offset by $13 million in pre-tax fees received from the early termination of a supply agreement. When adjusting for these net charges, selling and administrative expenses in the fourth quarter of last year were $1.82 billion, or 19.8 percent of net sales. The increase in selling and administrative expenses as a percent of net sales was primarily the result of reduced sales leverage that more than offset the savings achieved from ongoing cost reduction initiatives.

Fourth quarter retail food operating earnings were $131 million, or 2.0 percent of net sales, compared to $221 million, or 3.1 percent of net sales last year. Retail food operating earnings in the fourth quarter included $75 million in pre-tax store closure and employee-related costs as well as a $30 million pre-tax tradename impairment charge. When adjusting for these charges, retail food operating earnings were $236 million, or 3.5 percent of net sales. Last year’s retail food operating earnings included $55 million in charges for retail market exits. When adjusting for these charges, retail food operating earnings last year were $276 million, or 3.8 percent of net sales. The decrease in retail food operating earnings as a percentage of sales reflects improved promotional effectiveness, attributable to the Company’s business transformation initiatives, offset by higher LIFO charges, increased employee benefit costs and the impact of reduced sales leverage.

Fourth quarter supply chain services operating earnings were $120 million, or 6.1 percent of net sales, compared to $90 million, or 4.5 percent of net sales, last year. Supply chain services operating earnings in the fourth quarter included a $62 million pre-tax gain from the sale of Total Logistic Control. When adjusting for the gain on sale, supply chain services operating earnings were $58 million, or 2.9 percent of net sales. Last year’s supply chain services operating earnings included $13 million in pre-tax fees received from the early termination of a supply agreement. When adjusting for these fees, supply chain services operating earnings last year were $77 million, or 3.8 percent of net sales. The decrease in supply chain operating earnings as a percentage of sales primarily resulted from a prior year LIFO benefit.

Net interest expense for the fourth quarter was $120 million compared to $130 million last year, reflecting lower overall debt balances. The Company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $4 million, or 4.0 percent of pre-tax income in the fourth quarter of fiscal 2011, compared to $59 million, or 37.6 percent of pre-tax income in the fourth quarter of fiscal 2010. Excluding the Total Logistic Control sale and other charges, the tax rate for the fourth quarter was approximately 34.0 percent, reflecting tax planning activities.

Diluted weighted-average shares outstanding for the fourth quarter were 213 million shares compared to 213 million last year. As of February 25, 2011, the Company had 212 million shares outstanding.

Fiscal 2011 Results

The Company reported full-year net sales of $37.5 billion and a net loss of $1.51 billion, or $7.13 per diluted share. When adjusted for non-cash goodwill and intangible asset impairment charges ($1.74 billion after-tax, or $8.23 per diluted share), retail market exit and store closure costs ($77 million after-tax, or $0.37 per diluted share), severance, labor buyout and certain other costs ($51 million after-tax or $0.23 per diluted share), and a gain from the sale of Total Logistic Control ($65 million after-tax, or $0.31 per diluted share), full-year net earnings were $296 million, or $1.39 per diluted share.

In fiscal 2010, the Company reported net sales of $40.6 billion and net earnings of $393 million, or $1.85 per diluted share, which included $39 million, or $0.18 per diluted share, in net charges related to the closure of non-strategic stores and retail market exits in Connecticut and Cincinnati, partially offset by fees received from the early termination of a supply agreement. When adjusted for these net charges, fiscal 2010 net earnings were $432 million, or $2.03 per diluted share.

For fiscal 2011, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses.

Net cash flows from operating activities in fiscal 2011 were $1.16 billion compared to $1.47 billion in the prior year. Net cash flows used in investing activities in fiscal 2011 were $227 million compared to $459 million last year. Capital spending in fiscal 2011 was $604 million compared to $691 million last year. Capital spending in fiscal 2011 reflected store remodeling activity, technology expenditures, and new retail stores. Net cash flows used in financing activities in fiscal 2011 were $975 million compared to $1.04 billion last year, primarily reflecting approximately $885 million in total debt reduction in fiscal 2011 and $850 million in fiscal 2010.

Fiscal 2012 Guidance

In addressing guidance, Herkert commented, “Today, we are aligned and working toward the common goal of delivering greater value to our customers. We enter fiscal 2012 with momentum, a solid plan and new capabilities to drive our business transformation, invest in price and deliver sequential improvement to ID sales.”

The Company expects to generate fiscal 2012 earnings per diluted share on a GAAP basis within a range of $1.20 to $1.40.

		Fiscal 2012
	Fiscal 2011	Guidance
Reconciliation of GAAP to Non-GAAP (1)	52 Weeks	52 Weeks
GAAP diluted net earnings (loss) per share	$(7.13)	$1.20 to $1.40
Non-GAAP adjustments
Non-cash impairment charges	$8.23
Retail market exits and store closures (2)	$0.37
Severance and labor buyouts	$0.12
Certain other costs (3)	$0.11
Gain on sale of Total Logistic Control	$(0.31)
Non-GAAP adjusted diluted net earnings per share (1)	$1.39	$1.20 to $1.40

(1) Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain costs. We believe that adjusting for certain costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

(2) Includes retail market exits in Cincinnati and Connecticut, the sale of Bristol Farms, and other store closure costs.

(3) Certain other costs include $0.07 in the second quarter from the impact of the labor dispute at Shaw’s, and $0.04 occurring in the second quarter consisting primarily of employee-related costs.

SUPERVALU’s fiscal 2012 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $37.5 billion;
  Identical store sales growth, excluding fuel, is projected to be in the range of negative 2.5 percent to negative 1.5 percent, in comparison to negative 6.0 percent in fiscal 2011;
  Sales in the traditional food distribution business are expected to be approximately equal to fiscal 2011;
  The effective tax rate is estimated to be approximately 37.4 percent;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 to $750 million, which will include 55 to 75 store remodels and 210 hard-discount stores, including licensed locations; no new traditional retail supermarkets are planned for fiscal 2012.
  Debt reduction is estimated to be approximately $500 to $550 million.

A conference call to review the fourth quarter and year results is scheduled for today at 9:00 a.m. (central time). A live Web cast of the call will be available at http://www.supervaluinvestors.com and will be archived on SUPERVALU's Web site. To access the web site replay go to the “Investors” link and click on “Presentations and Webcasts.”

About SUPERVALU INC.
SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $38 billion. SUPERVALU serves customers across the United States through a network of approximately 4,294 stores composed of 1,114 traditional retail stores, including 805 in-store pharmacies; 1,280 hard-discount stores, of which 899 are operated by licensee owners; and 1,900 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 140,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	February 26, 2011		February 27, 2010
(In millions, except per share data)	(12 weeks)	% of net sales	(12 weeks)	% of net sales

Net sales	$8,660	100.0%	$9,205	100.0%
Cost of sales	6,644	76.7%	7,048	76.6%
Gross profit	2,016	23.3%	2,157	23.4%

Selling and administrative expenses	1,767	20.4%	1,871	20.3%
Goodwill and intangible asset impairment charges	30	0.3%	-	-
Operating earnings	219	2.5%	286	3.1%

Interest expense, net	120	1.4%	130	1.4%
Earnings before income taxes	99	1.1%	156	1.7%
Income tax provision	4	0.0%	59	0.6%

Net earnings	$95	1.1%	$97	1.1%

Net earnings per share
Basic	$0.45		$0.46
Diluted	$0.44		$0.46
Weighted average number of shares outstanding
Basic	212		212
Diluted	213		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
	February 26, 2011		February 27, 2010
(In millions, except per share data)	(52 weeks)	% of net sales	(52 weeks)	% of net sales
	(Unaudited)

Net sales	$37,534	100.0%	$40,597	100.0%
Cost of sales	29,124	77.6%	31,444	77.5%
Gross profit	8,410	22.4%	9,153	22.5%

Selling and administrative expenses	7,516	20.0%	7,952	19.6%
Goodwill and intangible asset impairment charges	1,870	5.0%	-	-
Operating earnings (loss)	(976)	(2.6)%	1,201	3.0%

Interest expense, net	547	1.5%	569	1.4%
Earnings (loss) before income taxes	(1,523)	(4.1)%	632	1.6%
Income tax provision (benefit)	(13)	(0.0)%	239	0.6%

Net earnings (loss)	$(1,510)	(4.0)%	$393	1.0%

Net earnings (loss) per share
Basic	$(7.13)		$1.86
Diluted	$(7.13)		$1.85
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	February 26, 2011	February 27, 2010
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail food	$6,694	$7,206
% of total	77.3%	78.3%
Supply chain services	1,966	1,999
% of total	22.7%	21.7%
Total net sales	$8,660	$9,205
	100.0%	100.0%

Operating earnings
Retail food (1)	$131	$221
% of sales	2.0%	3.1%
Supply chain services (2)	120	90
% of sales	6.1%	4.5%
Corporate (3)	(32)	(25)
Total operating earnings	219	286
% of sales	2.5%	3.1%
Interest expense, net	120	130
Earnings before income taxes	99	156
Income tax provision	4	59
Net earnings	$95	$97

LIFO charge (credit)
Retail food	$-	$(14)
Supply chain services	-	(8)
Total	$-	$(22)

Depreciation and amortization
Retail food	$195	$203
Supply chain services	17	19
Total	$212	$222

(1) Retail food operating earnings for the fourth quarter ended February 26, 2011 includes $30 of intangible asset impairment charges and $75 of other charges primarily related to the sale or closure of non-strategic stores and certain employee-related costs. Retail food operating earnings for the fourth quarter ended February 27, 2010 includes charges of $55 for retail market exits.

(2) Supply chain services operating earnings for the fourth quarter ended February 26, 2011 includes $62 of gain from the sale of Total Logistic Control. Supply chain services operating earnings for the fourth quarter ended February 27, 2010 includes $13 in fees received from the early termination of a supply agreement.

(3) Corporate expense for the fourth quarter ended February 27, 2010 includes charges of $12 related primarily to store closures announced in fiscal 2009.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	February 26, 2011	February 27, 2010
(In millions)	(52 weeks)	(52 weeks)
	(Unaudited)

Net sales
Retail food	$28,911	$31,637
% of total	77.0%	77.9%
Supply chain services	8,623	8,960
% of total	23.0%	22.1%
Total net sales	$37,534	$40,597
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$(1,212)	$989
% of sales	(4.2)%	3.1%
Supply chain services (2)	337	299
% of sales	3.9%	3.3%
Corporate (3)	(101)	(87)
Total operating earnings (loss)	(976)	1,201
% of sales	(2.6)%	3.0%
Interest expense, net	547	569
Earnings (loss) before income taxes	(1,523)	632
Income tax provision (benefit)	(13)	239
Net earnings (loss)	$(1,510)	$393

LIFO charge (credit)
Retail food	$15	$11
Supply chain services	3	(3)
Total	$18	$8

Depreciation and amortization
Retail food	$849	$876
Supply chain services	76	81
Total	$925	$957

(1) Retail food operating loss for the year ended February 26, 2011 includes $1,870 of goodwill and intangible asset impairment charges and $172 of other charges primarily related to the sale or closure of non-strategic stores, certain employee-related costs and the impact of a labor dispute at Shaw's. Retail food operating earnings for the year ended February 27, 2010 includes charges of $55 for retail market exits.

(2) Supply chain services operating earnings for the year ended February 26, 2011 includes $62 of gain from the sale of Total Logistic Control. Supply chain services operating earnings for the year ended February 27, 2010 includes $13 in fees received from the early termination of a supply agreement.

(3) Corporate expense for the year ended February 26, 2011 includes $7 of employee-related and litigation costs. Corporate expense for the year ended February 27, 2010 includes charges of $21 related primarily to store closures announced in fiscal 2009.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	February 26, 2011	February 27, 2010
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$172	$211
Receivables, net	743	814
Inventories	2,270	2,342
Other current assets	235	344

Total current assets	3,420	3,711

Property, plant and equipment, net	6,604	7,026

Goodwill	1,984	3,698

Intangible assets, net	1,170	1,493

Other assets	580	508

Total assets	$13,758	$16,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,661	$2,775
Current maturities of long-term debt and capital lease obligations	403	613
Other current liabilities	722	779

Total current liabilities	3,786	4,167

Long-term debt and capital lease obligations	6,348	7,022

Other liabilities	2,284	2,360

Total stockholders' equity	1,340	2,887

Total liabilities and stockholders’ equity	$13,758	$16,436

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year-to- Date Ended	Fiscal Year-to- Date Ended
	February 26, 2011	February 27, 2010
(In millions)	(52 weeks)	(52 weeks)
	(Unaudited)
Cash flows from operating activities
Net earnings (loss)	$(1,510)	$393
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	1,870	-
Depreciation and amortization	925	957
LIFO charge	18	8
Asset impairment and other charges	116	74
Gain on sale of assets	(52)	(33)
Deferred income taxes	(94)	151
Stock-based compensation	15	31
Other	41	27
Changes in operating assets and liabilities	(166)	(134)
Net cash provided by operating activities	1,163	1,474
Cash flows from investing activities
Proceeds from sale of assets	360	215
Purchases of property, plant and equipment	(597)	(681)
Other	10	7
Net cash used in investing activities	(227)	(459)
Cash flows from financing activities
Proceeds from issuance of long-term debt	180	943
Payment of long-term debt and capital lease obligations	(1,065)	(1,830)
Dividends paid	(74)	(147)
Other	(16)	(10)
Net cash used in financing activities	(975)	(1,044)
Net decrease in cash and cash equivalents	(39)	(29)
Cash and cash equivalents at beginning of year	211	240
Cash and cash equivalents at the end of period	$172	$211

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com